Exhibit 9(e)
                         SUB-TRANSFER AGENCY AGREEMENT

         This SUB-TRANSFER AGENCY AGREEMENT is made as of November 1, 1996, by and between RYBACK MANAGEMENT CORPORATION (the "Transfer Agent"), a Michigan corporation, having its principal office at 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105 (the "Transfer Agent") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office at 225 Franklin Street, Boston, Massachusetts 02110 ("State Street").

         WHEREAS, the Transfer Agent has been appointed by Lindner Investments, a Massachusetts business trust (the "Trust") which is an open-end management investment company registered under the Investment Company Act of 1940, as amended, as the transfer agent, dividend disbursing agent and shareholder servicing agent for the Trust in connection with certain activities, and the Transfer Agent has accepted such appointment;

         WHEREAS, the Transfer Agent has entered into an Agency Agreement with the Trust (including each series thereof now or hereafter created) pursuant to which the Transfer Agent is responsible for certain transfer agency, dividend disbursing and shareholder servicing functions and the Transfer Agent is authorized to subcontract for the performance of its obligations and duties thereunder in whole or in part with qualified third parties;

         WHEREAS, the Transfer Agent is desirous of having State Street perform certain shareholder accounting, administrative and servicing functions (collectively "Shareholder and Record-keeping Services"); and

         WHEREAS, the Transfer Agent desires to appoint State Street as its agent, and State Street desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         Section 1.      Terms of Appointment: Duties of State Street.

         (a) Subject to the terms and conditions set forth in this Agreement, the Transfer Agent hereby employs and appoints. State Street, and State Street agrees, to act as the agent of the Transfer Agent for the Shares of the Trust to perform certain transfer agency, dividend disbursing and Shareholder and Recordkeeping Services, as described herein As used herein, the term "Shares" means the authorized and issued shares of beneficial interest, of the Trust (including each series and any class thereof).

         (b) In accordance with procedures established from time to time by agreement between the Transfer Agent and State Street, State Street agrees that it will perform the Shareholder and Record-keeping services outlined in Schedule A attached hereto as well as such additional services on behalf of the Transfer Agent (e.g., escheatment services) which may be agreed upon in writing between the Transfer Agent and State Street.

         (c) In addition to the services set forth in Schedule A, State Street shall provide a system which will enable the Trust to monitor the total number of Shares of each series of the Trust sold in each State. In addition, the Transfer Agent shall (i) identify to State Street in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to the effective date of this Agreement. The responsibility of State Street for the status of each series of the Trust blue sky state registrations is solely limited to the initial establishment of transactions subject to blue sky compliance by each series of the Trust and the reporting of such transactions to the Trust as provided above.

         (d) Procedures as to who shall provide certain of these services in this Section 1 may be established from time to time by written agreement between the Transfer Agent and State Street, whereby State Street performs only a portion of these services and the Transfer Agent may perform these services on the Trust's behalf.

         Section 2. Fees and Expenses. For the performance by State Street pursuant to this Agreement, the Transfer Agent agrees to pay State Street an annual fee as set out in Schedule B attached hereto. Such fee may be changed from time to time subject to mutual written agreement between the Transfer Agent and State Street. In addition to the foregoing fee, the Transfer Agent agrees to reimburse State Street for reasonable out-of-pocket expenses incidental to State Street's performance of its responsibilities hereunder, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by State Street or its agent for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by State Street at the request or with the consent of the Transfer Agent, will be reimbursed by the Transfer Agent. The Transfer Agent agrees to pay all fees and reimbursable expenses within five (5) days following the receipt of the respective billing notice. If appropriate, postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the State Street by the Transfer Agent at least seven (7) days prior to the mailing date of such materials.

         Section 3. Representations and Warranties of State Street. State Street represents and warrants to the Transfer Agent as follows:

         (a) It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

         (b) It is duly qualified to carry on its business in the Commonwealth of Massachusetts;

         (c) It is empowered under applicable laws and by its Charter and Bylaws to enter into and perform this Agreement;

         (d) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

         (e) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         Section 4. Representations and Warranties of the Transfer Agent. The Transfer Agent represents and warrants to State Street as follows:

         (a) It is a corporation duly organized and existing and in good standing under the laws of the State of Michigan;

         (b) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement;

         (c) All corporate proceedings required by its Articles of Incorporation and Bylaws have been taken to authorize it to enter into and perform this Agreement;

         (d) The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended; and

         (e) A registration statement under the Securities Act of 1933, as amended, for the Trust is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

         Section 5.      Data Access and Proprietary Information.

         (a) The Transfer Agent acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Transfer Agent by State Street as part of the Trust's ability to access certain Trust-related data ("Customer Data") maintained by State Street on data bases under the control and ownership of State Street or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to State Street or other third party. In no event shall Proprietary Information be deemed Customer Data. The Transfer Agent agrees to treat all Proprietary Information as proprietary to State Street and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Transfer Agent agrees for itself and its respective employees and agents:

         (i) to access Customer Data solely from locations as may be designated in writing by State Street and solely in accordance with State Street's applicable user documentation;

         (ii) to refrain from copying or duplicating in any way the Proprietary Information;

         (iii) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with State Street's instructions;

         (iv) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any unauthorized computer facility or other location, except with the prior written consent of State Street;

         (v) to have access only to those authorized transactions agreed upon by the parties; and

         (vi) to honor all reasonable written requests made by State Street to protect at State Street's expense the rights of State Street in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section 5 shall survive any earlier termination of this Agreement.

         (b) If the Transfer Agent notifies State Street that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, State Street shall endeavor in a timely manner to correct such failure. Organizations from which State Street may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Transfer Agent agrees to make no claim against State Street arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. STATE STREET EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         (c) If the transactions available to the Transfer Agent include the ability to originate electronic instructions to State Street in order to
(i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information, then in such event State Street shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by State Street from time to time.

         Section 6.      Indemnification.

         (a) State Street shall not be responsible for, and the Transfer Agent shall indemnify and hold State Street harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

         (i) All actions of State Street or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

         (ii) The Transfer Agent's negligent or willful misconduct or a breach of any material representation or warranty of the Transfer Agent hereunder;

         (iii) The good faith reliance on or use by State Street or its agents or subcontractors of information, records, documents or services which are received by State Street or its agents or subcontractors, and have been prepared, maintained or performed by the Transfer Agent or the Trust or any other person or firm on behalf of the Transfer Agent or the Trust including but not limited to any previous transfer agent or registrar, provided that such actions are taken in good faith and without negligence or willful misconduct;

         (iv) The good faith reliance on, or the carrying out by State Street or its agents or subcontractors of any instructions or requests reasonably believed by State Street to have been signed or authorized by the Transfer Agent or the Trust, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (v) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, provided that such actions are taken in good faith and without negligence or willful misconduct and further provided, that State Street shall not be indemnified with respect to claims based solely on the fact that Shares of the Trust were not registered in a state if State Street had been notified previously by the Trust or the Transfer Agent that the Trust is not registered in such state.

         (b) At any time, State Street may apply to any officer of the Transfer Agent for instructions, and may consult with legal counsel acceptable to the Transfer Agent with respect to any matter arising in connection with the services to be performed by State Street under this Agreement, and State Street and its agents or subcontractors shall not be liable and shall be indemnified by the Transfer Agent for any action taken or omitted by them in reliance upon such instructions or upon the Written opinion of such counsel. State Street and its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Transfer Agent or each Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Sub-Transfer Agents or their agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Transfer Agent and reasonably believed by the Sub-Transfer Agents to be genuine, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Transfer Agent.

         (c) In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Transfer Agent may be required to indemnify, State Street shall promptly notify the Transfer Agent of such assertion, and shall keep the Transfer

Agent advised with respect to all developments concerning such claim. The Transfer Agent shall have the option to participate with State Street in the defense of such claim or to defend against said claim in its own name or in the name of State Street. State Street shall in no case confess any claim or make any compromise in any case in which the Transfer Agent may be required to indemnify State Street except with the I Transfer Agent's prior written consent.

         Section 7. Standard of Care. State Street shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its officers, employees and agents. Such liability hereunder shall include reasonable counsel fees incurred by the Transfer Agent.

         Section 8. Covenants of the Transfer Agent and State Street. The Transfer Agent and State Street agree and covenant as follows:

         (a) State Street agrees to establish and maintain facilities and procedures reasonably acceptable to the Transfer Agent for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

         (b) State Street shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, State Street agrees that all such records prepared or maintained by State Street or Huntington relating to the respective services to be performed by each of them hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

         (c) State Street and the Transfer Agent agree that all books, records, information and data pertaining to the business of the other. parties which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         (d) In case of any requests or demands for the inspection of the shareholder records of the Trust, the party receiving such request will endeavor to notify the Transfer Agent and to secure instructions from an authorized officer of the Transfer Agent as to such inspection. State
Street reserves the right, however, to exhibit the shareholder records to any person whenever they are advised by counsel acceptable to the Transfer Agent, as applicable that it may be held liable for the failure to exhibit the shareholder records to such person.

         Section 9. Termination of Agreement. This Agreement may be terminated by any party upon ninety (90) days written notice to the other parties hereto. Should the Transfer Agent exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Transfer Agent. Additionally, State Street reserves the right to charge as liquidated damages associated with such termination a charge equivalent to the prior one month transfer agency fees if termination occurs within the first year of this Agreement.

         Section 10.     Assignment.

         (a) Except as provided in Subsection (c) below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties;

         (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns;

         (c) State Street may, without further consent on the part of the Transfer Agent, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that State Street shall be as fully responsible to the Transfer Agent for the acts and omissions of any subcontractor as it is for its own acts and omissions.

         Section 11. Amendment. This Agreement may be amended or modified only by a written agreement executed by all parties.

         Section 12. Applicable Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

       Section 13. Force Majeure. In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its reasonable control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other parties for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the above, each party shall use its best efforts to ensure that, within forty-eight (48) hours of an event causing its performance to be materially affected, its material operations contemplated by this Agreement are transferred to its disaster recovery site.

         Section 14. Amendment. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder. .

         Section 15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         Section 16. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.

RYBACK MANAGEMENT CORPORATION

By:      /S/ BRIAN L. BLOMQUIST
Its:     Executive Vice President


STATE STREET BANK AND TRUST COMPANY

By:
Its:

                                 SCHEDULE A TO
                              SUB-TRANSFER AGENCY
                             AND SERVICE AGREEMENT

Shareholder and Recordkeeping Services

Ryback Management Corporation - "RMC"
NFDS/State Street - "NFDS"

                                                         Service Performed
                                                            RMC    NFDS
                                                         -----------------
1. Receive for acceptance, orders for the purchase of
Investment Shares, and promptly delivers payment and
appropriate documentation thereof to the Custodian of
the Fund authorized pursuant to the Declaration of
Trust of the Fund.                                           X

2. Receive for acceptance, orders for the purchase of
Trust Shares, and promptly delivers payment and appropriate
documentation thereof to the Custodian of the Fund
authorized pursuant to the Declaration of Trust
of the Fund.                                                 X

3. Pursuant to purchase orders, issue the appropriate
number of Shares and hold such Shares in the appropriate
Shareholder account.                                         X

4. Receive for acceptance redemption requests and
redemption directions for Investor Shares and deliver
the appropriate documentation thereof to the Custodian.      X

5. Receive for acceptance redemption requests and
redemption directions for Institutional Shares and
deliver the appropriate documentation thereof to the
Custodian.                                                   X

6. In respect to the transactions in items 1 through 5
above, the responsible party shall execute transactions
directly with broker dealers authorized by the Fund
(or the Distributor) who shall thereby be deemed to be
acting on behalf of the Fund.                                X

7. At the appropriate time as when it receives monies
paid to it by the Custodian with respect to any redemption,
pay over or cause to be paid over in the appropriate
manner such monies as instructed by the redeeming
shareholders.                                                X      X

8. Effect transfers of shares by the registered owners
thereof upon receipt of appropriate instructions.            X

9. Prepare and transmit payments for dividends and
distributions declared by the Fund on behalf of the
applicable Portfolio.                                               X

10. Reporting of abandoned property                          X

11. Maintain records of accounts for and advise the Funds
and their shareholders as to the foregoing, which records
include a record for each Shareholder's account of: (a)
name address, and tax identification number (and whether
such number has been certified); (b) numbers of Shares
held; (c) historical information regarding the account,
including dividends paid, and date and price for all trans-
actions; (d) any stop or restraining order placed against
the account; (e) information with respect to withholdings
in the case of a foreign account or any account for which
the withholding is required by the Internal Revenue Code;
(f) any dividend reinvestment order, plan application,
dividend address, and correspondence relating to the
current maintenance of the account; (g) certificate
numbers and denominations for any shareholder holding
certificates; and (h) any information required in order
for RMC to perform the calculations contemplated or
required by this Agreement.                                         X

12. Record the issuance of shares of each Fund and
maintain pursuant to SEC Rule 17Ad-10(d) a record of
the total number of shares of each Fund which are
authorized, based upon data provided to it by each Fund
on a regular basis with the total number of shares which
are authorized and issued and outstanding and shall have
no obligation, when recording the issuance of shares, to
monitor the issuance of such shares or to take cognizance
of any laws relating to the issue or sale of such shares,
which functions shall be the sole responsibility of
each Fund.                                                          X

13. Mail proxies                                            X

14. Mail shareholder reports.                               X

15. Mail prospectuses to current shareholders.              X

16. Withhold taxes on U.S. resident and non-resident
alien accounts                                              X

17. Prepare and file U.S. Treasury Department forms         X       X

18. Prepare and mail account and confirmation statements
for shareholders                                                    X

19. Blue Sky reporting                                      X

20. Service the Funds' toll-free line                       X

21. Literature fulfillment.                                 X

22. Provide broker/dealer support services.                 X

23. Reconcile Star Bank DDA accounts                                X

24. Reconcile Mark Twain DDA.                               X

25. Process maintenances on all shareholder accounts.       X

26. Preparation and mailing of required tax forms
for shareholders (1099-DIV, 1099-B, etc.)                           X

Note: On item number 11, NFDS will be maintaining the system to ensure information is available to RMC. RMC is responsible for processing any changes made to said records.

                                 SCHEDULE B TO
                              SUB-TRANSFER AGENCY
                             AND SERVICE AGREEMENT

Pursuant to Section 2, the following sets forth the fees to be paid to State Street in conjunction with its services pursuant to this agreement.

One-time start up fee..........................$10,000

Annual Base Fee per CUSIP
         First year:     Months
                         1-4...................$500 per CUSIP per month
                         5-8...................$750 per CUSIP per month
                         9-12..................$1,000 per CUSIP per month
         Every year thereafter.................$12,000 per CUSIP per year

Per account Fee-
         Daily Dividend Fund                           $5.50
         Non-Daily Dividend Fund                       $4.75
         Closed Accounts                               $1.80
Manual Transaction Fee (if applicable)
         Autoscrub                                     $2.00
         NSCC Trade/Financial                          $1.50
         Non-Financial Maintenance                     $1.50
One-time Set-up Additional CUSIPs                     $1,250
Out-of-pocket expenses:
         Customized Program Support
                 Business Analyst                     $60/hour
                 Technical Programmer                 $80/hour

Out-of-Pocket expenses include, but are not limited to the following:
Audio Response
Forms
Postage
Outside Mailing Services
Computer Hardware at the transfer Agent's facilities
Telecommunications (Dedicated Lines)
Telecommunications Equipment (exclusive of equipment inside DST facilities) Magnetic tapes, reels or cartridges
Magnetic tape handling charges
Microfiche/Microfilm
Freight charges
Proxy processing
TIN certifications (W-8 and W-9)